Exhibit 10.6

(English Translation)

Employment Contract

Party A:	Shandong Green Foodstuff Co., Ltd	Legal Representative: Si Chen
Party B:	Xiaodong Zhou	Sex: Male
Date of Birth:	April 13th, 1971	Education Degree: N/A
Graduation School:	N/A	Major: Accounting

Native Place: Dormitory of Stockbreeding Bureau, JunanCounty, Shandong Province
ID Number: 372824710413001

According to the Labor Law of the People’s Republic of China and relevant regulations promulgated by the local government, both parties agree to sign this labor contract on the principle of equality and through amicable negotiation.

I. From the date this contract takes effect, Party B becomes an employee of Party A and the employment relation between both parties is established.
The term of this contract is:

A.	The fixed term is fromJuly 2nd, 2002 to July 1st, 2008.

II. Salaries

During the period of this contract, Party A shall pay Party B for his labor in cash. Party A shall calculate and distribute Party A’s salaries in accordance with:

1.	the regulations of the company’s salary system.

III. Party A’s Responsibilities

1. Party A shall comply with state laws, regulations and policies and shall create a favorable working environment to raise the staff’s enthusiasm and creativity.

2. Party A shall be responsible for instructing and training Party B of political opinions, vocational ethics, production safety, and observance of laws and disciplines as well as rules and regulations of the unit; ensure that its employees enjoy working rights and fulfill working obligations.

3. Party A shall reasonably determine the labor ration and shall pay Party B salaries no lower than the local minimum salary standard. Once the labor relationship is established, Party A shall provide Party B with labor insurance and pay insurance fees for such insurance coverage as endowment insurance, unemployment insurance and work injury insurance.

4. Party A may rescind the labor contract in case that party B:
(1). is proved to be unqualified during the probation period.
(2). severely violates the labor disciplines or Party A’s regulations.
(3). is in serious breach of duty, irregularities of favoritism that do great harm to Party A.
(4). is fired or dismissed by the company or inflicted with criminal liabilities according to laws.
(5). is unable to do the original job or other job arranged by Party A due to Party B’s diseases or non-work related injuries after the expiration of medical treatment period.
(6). is unqualified for the job even after the training or post adjustment.

IV. Party B’s Responsibilities

1. Party B shall comply with state laws, regulations and policies and shall protect national interests and Party A’s interests.

2. Party B shall actively attend the education and training of political opinions and vocational ethics offered by Party A, execute the safety and health regulations and comply with the labor disciplines and vacational ethics.

3. Party B shall accept and finish the production tasks stipulated by Party A, meet the fixed target and continuously improve the professional skills.

4. Party B shall comply with each regulation legally instituted by Party A and obey Party A’s guidance and management.

5. Party B shall comply with personnel adjustment, able to work in any of Party A’s company as required by Party A’s production needs.

6. Party B shall perform the obligations stipulated by laws, regulations and the labor contract.

7. Party B may not rescind the labor contract with Party A under any of the following circumstance:
(1).The training expenditure is paid by Party A but the service period provided in the labor contract is not over yet.
(2).Party B has not finished important tasks of production, management or scientific researches.
(3).Party B’s involvement in economic compensation, economic punishment and administrative sanction is unsettled.

8. To rescind the labor contract, Party B shall inform Party A in written form 30 days in advance..

9. During the contract period or after the rescission of the contract, regardless of being fired because of disobeying the disciplines or rules or leaving the factory privately, Party B shall not do any harm to the company. In case of any offense, Party A is entitled to recover from Party B all the economic loss.

10. The director, supervisor and manager as well as those who are familiar with the company’s management, sales, product exploitation and quality control, etc. or familiar with the commercial secrets and processing technologies, cannot personally or jointly conduct or assist others to conduct the same or similar business or engage any activity harmful to the company’s interests regardless of the reason for their depart.

V. Once the contract period expires, the employment relationship between both parties is terminated. If both parties agree to continue the employment relationship, the contract can be renewed. One party’s decision about contract renewal shall be informed to the other party within 30 days after the contract period expires.

VI. Upon conclusion of the contract both parties shall strictly implement the contract. The party in breach shall pay a penalty of RMB 100,000 (One hundred thousand RMB).

VII. In the process of implementing the contract, if any labor dispute takes place between the two parties, it may be submitted to Party A’s mediation committee of labor disputes for mediation, or be submitted to an authoritative arbitration committee of labor dispute for arbitration; the arbitration decision may be appealed to the local people’s court.

VIII. Other issues unsettled in this contract shall be solved according to the national or provincial regulations. In the absence of national or provincial regulations, the two parties may consult on supplementary provisions.

IX. Other negotiated issues that shall be complied with and implemented will be recorded in the appendix or be regarded as the annex of the contract.

X. The contract takes effect upon both parties seal/signature.

XI. The contract is executed in two originals, with each party holding one original.

XII. Appendix or Annex
(None)

Party A: Shandong Green Foodstuff Co., Ltd.	Party B: Xiaodong Zhou
(Corporate Seal)	/s/ Xiaodong Zhou

March 2nd, 2005	March 2nd, 2005